Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Synaptics Incorporated:
We consent to the incorporation by reference in the registration statements (Nos. 333-81820, 333-82288, 333-82286, 333-82282, 333-99529, 333-99531, 333-146145 and 333-146146) on Form S-8, (No. 333-115274) on Form S-4, and (Nos. 333-122348 and 333-155582) on Form S-3 of Synaptics Incorporated of our reports dated August 23, 2010, with respect to the consolidated balance sheets of Synaptics Incorporated as of June 27, 2009 and June 26, 2010, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 26, 2010, and the effectiveness of internal control over financial reporting as of June 26, 2010, which reports appear in the June 26, 2010 annual report on Form 10-K of Synaptics Incorporated.
Our report dated August 23, 2010 includes an explanatory paragraph relating to the retrospective adoption of the provisions of Accounting Principles Board (APB) Opinion No. 14-1 (included in Financial Accounting Standards Board (FASB) Accounting Standards Codification 470-20, Debt with Conversion and Other Options), Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), for all periods presented herein. Also, as discussed in note 1 to the consolidated financial statements, Synaptics Incorporated and subsidiaries’ adopted the provisions of FASB Staff Position No. FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments (included in FASB ASC Topic 320, Investments-Debt and Equity Securities), during fiscal 2009.
/s/ KPMG LLP
Mountain View, California
August 23, 2010